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EMERSON REPORTS FIRST QUARTER 2019 RESULTS AND RAISES
FULL YEAR GUIDANCE

•	Net sales of $4.1 billion increased 9 percent, or 4.5 percent on an underlying basis

•	GAAP earnings per share were $0.74, up 21 percent versus prior year

•	Returned $1.1 billion to shareholders, including $0.8 billion share repurchases

•	Raised full-year EPS guidance on lower tax rate, lower incentive compensation and accelerated share repurchase

•	Closed A.E. Valves and GE Intelligent Platforms acquisitions

ST. LOUIS, February 5, 2019 – Emerson (NYSE: EMR) today reported results for the first quarter ended December 31, 2018.
First quarter net sales were up 9 percent, with underlying sales up 4.5 percent excluding unfavorable currency of 1.5 percent and a positive impact from acquisitions of 6 percent. Underlying growth reflected broad-based demand in global industrial markets, steady growth in North American air conditioning markets and favorable trends in global cold chain and professional tools markets. Emerson's trailing three-month underlying orders growth remained in the 5 to 10 percent range throughout the quarter, with December three-month underlying orders up 7 percent.
First quarter gross profit margin of 42.5 percent improved 20 basis points compared with the prior year, driven by the benefit of cost reduction actions and leverage on higher sales. Pretax margin of 14.2 percent and EBIT margin of 15.3 percent improved 100 basis points and 110 basis points, respectively, reflecting lower incentive compensation expense and prior year acquisition accounting charges, partially offset by dilution from recent acquisitions. GAAP earnings per share were $0.74 in the quarter, up 21 percent compared with the prior year.
First quarter operating cash flow was down $124 million to $323 million, due mainly to timing of accounts payable and accruals, which is expected to reverse this fiscal year. Capital expenditures of $155 million were up $59 million, due to the timing of several previously announced facility expansions and upgrades to support growth and productivity programs in the U.S., China and Southeast Asia. Free cash flow was $168 million, down $183 million.

"Our results in the first quarter provide a solid start to 2019 and confirmed our view of the global macroeconomic backdrop we laid out during our November earnings conference call, including our 4 to 7 percent underlying sales guidance. Importantly, we continue to see strength across our global industrial end markets and demand for our technology, products and expertise. We're also pleased to have completed $0.8 billion in share repurchases in the quarter and $1 billion through January to reach our full-year target,” said Chairman and Chief Executive Officer David N. Farr.
                “As expected, our Commercial & Residential Solutions business felt the crosswinds of weakening consumer demand in China that began in the second half of 2018,” continued Farr. "We continue to watch the situation carefully, and we are optimistic our China Commercial & Residential Solutions team will achieve positive underlying orders and sales in the second half of 2019.”

Business Platform Results
Automation Solutions net sales increased 9 percent in the quarter, with underlying sales up 7 percent excluding unfavorable currency of 2 percent and a positive impact from acquisitions of 4 percent. Continued strong demand across key served markets drove 12 percent growth in the December trailing three-month underlying orders. Growth continued to reflect strong maintenance and repair (MRO) demand and brownfield investment activity focused on expansion and optimization of existing facilities. Underlying orders outpaced underlying sales growth in the quarter, resulting in modest backlog build, primarily due to timing of orders and a successful platform-wide enterprise system upgrade that resulted in the planned loss of a few shipment days in the quarter.
In the Americas, underlying sales increased 8 percent, reflecting broad-based demand and continued strong MRO and small to mid-sized brownfield projects. Investments were led by unconventional oil activity across the region, the build out of midstream infrastructure and metals and mining activity in Latin America.
In Asia, Middle East & Africa, underlying sales were up 8 percent, reflecting infrastructure build out in China and India, metals and mining investments in Australia and upstream brownfield projects in the Middle East. Investment activity continued to be driven in part by sovereign interests' trend toward greater self-sufficiency in energy, refining and chemical production.
Europe was up 3 percent, with favorable trends across most key end markets. Growth was mainly driven by upstream, chemical and midstream investment activity in Eastern Europe and Russia.
Margin decreased 50 basis points to 14.5 percent and was up 10 basis points to 15.1 percent excluding the Aventics acquisition. Profit leverage on higher sales was in line with management's expectations and consistent with Emerson's 2019 segment guidance, considering both the level and timing of engineering and sales investments to support continued growth in the business, as well as the timing of tariff mitigation actions.

For the full year, management expects 7 to 10 percent net sales growth and 5 to 8 percent underlying sales growth.
Commercial & Residential Solutions net sales increased 7 percent in the quarter, with underlying sales down 1 percent excluding unfavorable currency of 1 percent and a positive impact from acquisitions of 9 percent. December trailing three-month underlying orders were down 2 percent due to Asia orders, which were down 24 percent against strong prior year comparisons. However, Asia orders appear to have bottomed and will be aided by easing comparisons going forward.
In the Americas, underlying sales were up 8 percent led by cold chain, residential air conditioning and professional tools markets. Europe was up 3 percent, reflecting favorable trends in professional tools and heating and air conditioning markets. Asia, Middle East & Africa was down 23 percent, with China down 30 percent, reflecting slower air conditioning and heating markets. However, the decline in China is expected to moderate in the coming months as excess channel inventory is absorbed and spending recovers against easier comparisons in the second half of the fiscal year.
Margin decreased 240 basis points to 17.7 percent and was down 150 basis points to 18.6 percent, excluding the Tools & Test acquisition, primarily due to unfavorable price-cost. We continue to expect margins to improve as recent price increases take effect and material cost pressures moderate, especially in the second half of the year.
For the full year, management continues to expect 8 to 10 percent net sales growth and 3 to 5 percent underlying sales growth.

2019 Outlook
The following table presents the updated 2019 guidance framework. GAAP earnings per share range is increased 5 cents to $3.60 to $3.75, which reflects lower incentive compensation expense, improvement in the estimated full-year tax rate and accelerated timing of share repurchases. Management continues to expect operations to deliver 30 percent profit leverage on incremental sales, excluding the Aventics and Tools & Test acquisitions. The updated guidance also includes estimated first year acquisition accounting charges of 3 cents for A.E. Valves, which closed in December 2018, and GE Intelligent Platforms, which closed in January 2019.

Sales Growth Guidance		EPS and Cash Flow Guidance
Net Sales Growth	7 – 10%	GAAP EPS	$3.60 – $3.75
Acquisitions Impact	5%	Tax Rate	24 – 25%
Foreign Currency Translation Impact	(2%)	Operating Cash Flow	~$3.2B
Underlying Sales Growth	4 – 7%	Free Cash Flow	~$2.5B
Automation Solutions	5 – 8%
Commercial Residential Solutions	3 – 5%

“Full-year orders, underlying sales, profitability and cash flow are on track to deliver a strong 2019. In our EPS guidance, we absorbed 3 cents of acquisition charges within operations and increased the range 5 cents on a stronger first quarter than we had expected," Farr said. "We have much to accomplish in 2019 across both business platforms, and our teams around the world are poised to continue delivering value to our customers and shareholders."

Upcoming Investor Events
Today, beginning at 2 p.m. Eastern Time, Emerson management will discuss the first quarter 2019 results during an investor conference call. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. A replay of the call will remain available for 90 days.
On Thursday, February 14, 2019, Emerson will host its annual investor conference in New York,
NY. The conference will begin Thursday morning with Company presentations from 8:00 a.m. ET to approximately 2:00 p.m. ET. Access to a live webcast of the presentations will be available at
www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, and the impact of the Tax Cuts and Jobs Act, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31		Percent
	2017	2018	Change

Net sales	$3,816	$4,147	9%
Costs and expenses:
Cost of sales	2,202	2,386
SG&A expenses	995	1,077
Other deductions, net	78	50
Interest expense, net	38	43
Earnings before income taxes	503	591	17%
Income taxes	109	124
Net earnings	394	467
Less: Noncontrolling interests in earnings of subsidiaries	2	2
Net earnings common stockholders	$392	$465	19%

Diluted avg. shares outstanding	640.5	627.8

Diluted earnings per share common share	$0.61	$0.74	21%

	Quarter Ended December 31
	2017	2018
Other deductions, net
Amortization of intangibles	$56	$57
Restructuring costs	15	10
Other	7	(17)
Total	$78	$50

		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2017	2018
Assets
Cash and equivalents	$3,096	$1,248
Receivables, net	2,594	2,733
Inventories	1,845	1,980
Other current assets	617	697
Total current assets	8,152	6,658
Property, plant & equipment, net	3,279	3,551
Goodwill	5,616	6,468
Other intangible assets	2,118	2,714
Other	693	1,038
Total assets	$19,858	$20,429

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,093	$3,320
Accounts payable	1,596	1,794
Accrued expenses	2,286	2,288
Income taxes	217	138
Total current liabilities	6,192	7,540
Long-term debt	3,375	2,641
Other liabilities	1,903	1,972
Total equity	8,388	8,276
Total liabilities and equity	$19,858	$20,429

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2017	2018
Operating activities
Net earnings	$394	$467
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	187	202
Changes in operating working capital	(160)	(310)
Other, net	26	(36)
Net cash provided by operating activities	447	323

Investing activities
Capital expenditures	(96)	(155)
Purchases of businesses, net of cash and equivalents acquired	(513)	(73)
Divestitures of businesses	235	—
Other, net	(18)	(31)
Cash used in investing activities	(392)	(259)

Financing activities
Net increase in short-term borrowings	1,061	1,601
Payments of long-term debt	(251)	(403)
Dividends paid	(311)	(305)
Purchases of common stock	(500)	(786)
Other, net	(30)	(9)
Cash provided by (used in) financing activities	(31)	98

Effect of exchange rate changes on cash and equivalents	10	(7)
Increase (Decrease) in cash and equivalents	34	155
Beginning cash and equivalents	3,062	1,093
Ending cash and equivalents	$3,096	$1,248

		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2017	2018
Sales
Automation Solutions	$2,572	$2,799

Climate Technologies	922	880
Tools & Home Products	330	458
Commercial & Residential Solutions	1,252	1,338

Eliminations	(8)	10
Net sales	$3,816	$4,147

Earnings
Automation Solutions	$386	$407

Climate Technologies	165	146
Tools & Home Products	87	91
Commercial & Residential Solutions	252	237

Differences in accounting methods	51	59
Corporate and other	(148)	(69)
Interest expense, net	(38)	(43)
Earnings before income taxes	$503	$591

Restructuring costs
Automation Solutions	$10	$5

Climate Technologies	5	3
Tools & Home Products	—	2
Commercial & Residential Solutions	5	5

Total	$15	$10

Reconciliations of Non-GAAP Financial Measures & Other			Table 5

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q1 2019 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	9%	7%	9%
(Favorable) / Unfavorable FX	2%	1%	1.5%
Acquisitions	(4)%	(9)%	(6)%
Underlying*	7%	(1)%	4.5%

FY 2019E Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	~ 7 - 10%	~ 8 - 10%	~ 7 - 10%
(Favorable) / Unfavorable FX	~ 2%	~ 1%	~ 2%
Acquisitions	~ (4)%	~ (6)%	~ (5)%
Underlying*	~ 5 - 8%	~ 3 - 5%	~ 4 - 7%

EBIT Margin	Q1 FY18	Q1 FY19	Change
Pretax margin (GAAP)	13.2%	14.2%	100 bps
Interest expense, net	1.0%	1.1%	10 bps
Earnings before interest and taxes margin*	14.2%	15.3%	110 bps

Automation Solutions Segment EBIT Margin	Q1 FY18	Q1 FY19	Change
Automation Solutions Segment EBIT margin (GAAP)	15.0%	14.5%	(50) bps
Aventics impact	—%	0.6%	60 bps
Automation Solutions Segment EBIT margin, excluding	15.0%	15.1%	10 bps
Aventics*

Commercial & Residential EBIT Margin	Q1 FY18	Q1 FY19	Change
Commercial & Residential EBIT margin (GAAP)	20.1%	17.7%	(240) bps
Tools & Test impact	—%	0.9%	90 bps
Commercial & Residential EBIT margin, excluding	20.1%	18.6%	(150) bps
Tools & Test*

Q1 Cash Flow	Q1 FY18	Q1 FY19	Change
Operating cash flow (GAAP)	$447	$323	$(124)
Capital expenditures	(96)	(155)	(59)
Free cash flow*	$351	$168	$(183)

FY 2019E Cash Flow	FY 2019E
Operating cash flow (GAAP)	~ 3,200
Capital expenditures	~ (650)
Free cash flow*	~ 2,500

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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